Exhibit 8.2







                  Opinion of Wertime, Ries and Van Ullen, P.C.
                       with respect to New York income tax
                         consequences of the Conversion

                  [Wertime, Ries & Van Ullen, P.C. Letterhead]




                                                 October 29, 1998



Board of Trustees
Cohoes Savings Bank
75 Remsen Street
Cohoes, New York 12047


Board Members:


         You have requested our opinion as to the New York State franchise and New York State personal income tax consequences relating to the proposed conversion of Cohoes Savings Bank from a state chartered mutual savings bank to a state chartered stock savings bank (Stock Bank) and the formation of Cohoes Bancorp Inc., which will acquire all of the outstanding stock of Stock Bank.

         You have submitted to us a copy of the federal income tax opinion ("Federal Opinion") dated October 29, 1998 relating to the federal income tax consequences of the proposed transaction prepared by your counsel, Silver, Freedman & Taff, L.L.P.

         Our opinion regarding the New York State franchise and New York State personal income tax consequences of the proposed transaction is based on the same facts, assumptions and conditions contained in the Federal Opinion. It is also based on existing New York Tax Law which is subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken, and we assume that all steps will be properly effectuated under state and federal law and will be consistent with the legal documentation.

         In our opinion, the New York State franchise and New York State personal income tax consequences of the proposed transaction are consistent with the federal income tax consequences of the proposed transaction opined upon the Federal Opinion.

         For the purposes of the franchise tax the State of New York has adopted federal taxable income (Internal Revenue Code Sec. 63), as currently amended, as the starting point for computing New York entire net income (NYS Tax Law Sec.
1453). Franchise tax terms are defined in relation to the Internal Revenue Code of 1986, as amended. Taxpayers are required to use federal taxable income as the starting point for the computation of entire net income.

         Several specific modifications to federal taxable income are enumerated in the New York Tax Law and the Banking Corporation Regulations in determining income taxable for New York State franchise tax purposes. There are, however, no specific modifications which apply to the proposed transaction (see New York State Tax Law Article 32, Section 1453 (b) through (o) and Regulation Sections 18-2.3, 18-2.4 and 18-2.5 of the Franchise Tax on Banking Corporations).

Board of Trustees
October 29, 1998
Page 2


         The State of New York has adopted federal adjusted gross income (IRC Sec. 62), as currently amended, as the starting point for computing New York taxable income (NYS Tax Law Sec. 612) for personal income tax purposes. Income tax terms are defined in relation to the Internal Revenue Code of 1986, as amended.

         New York modifications to federal taxable income are enumerated in the Statutes in determining income taxable for New York State personal income tax purposes. There are, however, no specific modifications applicable to the proposed transactions (see New York State Tax Law Article 22, Sections 612 (b) through (t) and Regulation Sections 1 12.2 through 1 12.13 of the Personal Income Tax).

         Our opinion expressed above is rendered only with respect to the New York franchise and New York State personal income tax consequences of the matters specifically discussed herein. We express no opinion with respect to any other New York franchise, income or transfer tax matter or any other federal, state, local or foreign tax matter relating to the proposed transaction. Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Opinion. It is expressly understood and agreed to by Cohoes Savings Bank that Wertime, Ries & Van Ullen, P.C. is relying solely on the Federal Opinion in all respects, relating to the federal tax consequences of the matters described herein. Wertime, Ries & Van Ullen, P.C. has not independently  verified  the  accuracy of any fact,  representation,  opinion of other matter contained in the Federal Tax Opinion and should any fact, representation, opinion or other matter addressed therein not be correct, it could cause the opinion contained herein regarding New York State franchise and income taxes, to also be incorrect. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, and New York Statutes, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion after its issuance. This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.


                                           Very truly yours,



                                           WERTIME, RIES & VAN ULLEN, P.C.


                                           /s/ Charles B. Ries
                                           -------------------------------